================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Confidential, For Use of the Commission Only (As Permitted by Rule
      14a-6(e)(2))
  [x] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             EMPIRE RESOURCES, INC.
             ------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           ----------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
  [x] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      __________________________________________________________________________

      (2) Aggregate number of securities to which transaction applies:

      __________________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      __________________________________________________________________________

      (4) Proposed maximum aggregate value of transaction:

      __________________________________________________________________________

      (5) Total fee paid:

      __________________________________________________________________________

  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      __________________________________________________________________________

      (2) Form, Schedule or Registration Statement No.:

      __________________________________________________________________________

      (3) Filing Party:

      __________________________________________________________________________

      (4) Date Filed:

      __________________________________________________________________________

================================================================================

                             EMPIRE RESOURCES, INC.
                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024

                              -------------------

                            NOTICE OF ANNUAL MEETING

                              -------------------

                                                                    May 15, 2002

Dear Stockholder:

    On Tuesday, June 18, 2002, EMPIRE RESOURCES, INC. will hold its Annual Meeting of Stockholders at the offices of Madison Partners LLC, 444 Madison Avenue, 38th floor, New York, NY.

    The meeting will begin at 11:00 a.m. Only stockholders that own stock at the close of business on May 9, 2002 can vote at this meeting. At the meeting we will:

     Elect a board of directors;

     Ratify the appointment of our independent auditors for the year ending December 31, 2002.

     Attend to any other business properly brought before the meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TWO PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

                                         By Order of the Board of Directors,

                                         SANDRA KAHN
                                         Vice President, Chief Financial Officer
                                         and Secretary and Treasurer

                             EMPIRE RESOURCES, INC.
                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024

                                ---------------
                                PROXY STATEMENT
                                ---------------

                             QUESTIONS AND ANSWERS

WHO IS SOLICITING MY VOTE?

This proxy solicitation is being made and paid for by Empire Resources, Inc.

WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

This proxy statement was first mailed to stockholders on or about May 15, 2002.

WHAT MAY I VOTE ON?

The election of nominees to serve on our board of directors and the ratification of the appointment of our independent auditors for the year ending December 31, 2002.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends a vote FOR each of the nominees and FOR the other proposal.

WHO IS ENTITLED TO VOTE?

Stockholders as of the close of business on May 9, 2002 (the Record Date) are entitled to vote at the annual meeting.

HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the two proposals. You have the right to revoke your proxy at any time before the meeting by:

     notifying the Corporate Secretary, Sandra Kahn, at the address shown above;

     voting in person; or

     returning a later-dated proxy card.

WHO WILL COUNT THE VOTE?

Representatives of our transfer agent, American Stock Transfer & Trust Co., will count the votes.

IS MY VOTE CONFIDENTIAL?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer & Trust Co., and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit American Stock Transfer & Trust Co. to tabulate and certify the vote; and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

HOW MANY SHARES CAN VOTE?

As of May 9, 2002, [10,569,051] shares of Common Stock were issued and outstanding. Every stockholder of Common Stock is entitled to one (1) vote for each share held.

WHAT IS A 'QUORUM'?

A 'quorum' is a majority of the shares entitled to vote at the meeting (i.e. [5,284,526] shares). These shares must be present at the meeting either in person or represented by proxy. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. All 'broker non-votes' will be counted in determining whether a quorum is present.

WHAT VOTE IS REQUIRED?

The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to elect each director (Proposal 1) and to ratify Richard A. Eisner & Company, LLP, as our independent accountants (Proposal 2).

WHO CAN ATTEND THE ANNUAL MEETING?

All stockholders as of the close of business on May 9, 2002 can attend. Tickets are not required.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

We do not know of any business to be considered at the 2002 annual meeting other than the proposals described in this proxy statement. If any other business is presented at the annual meeting, your signed proxy card gives authority to William Spier, our Chairman of the Board, and Nathan Kahn, our President and Chief Executive Officer, to vote on such matters in their discretion.

WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

As of May 9, 2002 Nathan Kahn and Sandra Kahn beneficially owned [5,213,923] shares of Common Stock which represented [49.3]% of the then outstanding Common Stock.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Sandra Kahn, Secretary, Empire Resources, Inc., One Parker Plaza, Fort Lee, NJ 07024 prior to January 15,
2003. All other stockholder proposals for consideration at the 2003 annual meeting must be received by Ms. Kahn within the time period specified in our bylaws, which generally is not less than 60 days and not more than 90 days prior to the meeting. Because our bylaws are complex, any stockholder that wishes to make a proposal should review our bylaws to determine when the proposal must be received.

CAN A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF THE COMPANY?

As a stockholder, you may recommend any person as a nominee for director by writing to Sandra Kahn, Secretary, c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, NJ 07024. All recommendations must be received by Ms. Kahn within the time period specified in our bylaws, which generally is not less than 60 days and not more than 90 days prior to the meeting. Because our bylaws are complex, any stockholder that wishes to make a recommendation should review our bylaws to determine when the recommendation must be received. Each recommendation must be accompanied by the name, age, residence and business address of the person being nominated. They must include a representation that the stockholder is a record holder of the stock or holds the stock through a broker. They must state the number and class of shares held by the stockholder and by each person being nominated by the stockholder. They must include information regarding each nominee that would be required to be included in a proxy statement. They must also include a description of any arrangement or understanding between and among the stockholder and each and every nominee. Finally, the recommendations must include the written consent of each nominee to serve as a director, if elected. For further information, please see our bylaws.

                           PROPOSALS YOU MAY VOTE ON

PROPOSAL 1 -- ELECTION OF DIRECTORS

    There are nine nominees for election this year. All of the nominees are currently directors, and their biographical information appears below. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. The affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the meeting is required for the election of each director.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF RICHARD A. EISNER & COMPANY,
              LLP AS INDEPENDENT AUDITORS.

    Our audit committee has recommended, and our board of directors has approved, the appointment of Richard A. Eisner & Company, LLP as our independent auditors for the year ending December 31, 2002, subject to your approval. A representative of Richard A. Eisner & Company, LLP is expected to attend the annual meeting. He will have the opportunity to speak at the meeting if he wishes. He will also respond to appropriate questions.

    During the year ended December 31, 2001, the Company paid the following fees to Richard A. Eisner & Company, LLP, the Company's independent public accountant:

 Audit Fees.................................................  $95,290
 Financial Information Systems Design and Implementation
   Fees.....................................................  $     0
 Tax Advice and all Other Fees..............................  $24,650

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF RICHARD A. EISNER & COMPANY, LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

                      NOMINEES FOR THE BOARD OF DIRECTORS

WILLIAM SPIER                                        Director since October 1996
Age 67

    Mr. Spier has been a director of the Company since October 1996 and was Acting Chief Executive Officer from November 1997 until September 1999. Mr. Spier presently serves as non-executive Chairman of the Board of the Company. Mr. Spier has been a private investor since 1982. He also served as Chairman of DeSoto, Inc., a manufacturer and distributor of cleaning products, from May 1991 through September 1996, and as Chief Executive Officer of DeSoto, Inc., from May 1991 to January 1994 and from September 1995 through September 1996. From 1980 to 1981, Mr. Spier was Vice Chairman of Phibro-Salomon Inc. Mr. Spier also serves as a Director of Keystone Consolidated Industries, Inc.

NATHAN KAHN                                        Director since September 1999
Age 47

    Mr. Kahn has been the Chief Executive Officer, President and a director of the Company since September 1999. Prior to the merger, Mr. Kahn was the President and a director of Empire from the time of its formation in 1984. Mr. Kahn has also been the President and a director of Empire-Pacific since its formation in 1996.

SANDRA KAHN                                        Director since September 1999
Age 44

    Ms. Kahn has been a Vice President, the Chief Financial Officer and a director of the Company since September 1999. Prior to the merger, Ms. Kahn was the Secretary and Treasurer and a director of Empire from the time of its formation in 1984. Ms. Kahn has also been the Secretary and Treasurer and a director of Empire-Pacific since its formation in 1996.

HARVEY WRUBEL                                      Director since September 2000
Age 48

    Mr. Wrubel has been the Vice President of Sales/Director of Marketing of the Company since September 1999. Prior to the merger, Mr. Wrubel was the Vice President of Sales/Director of Marketing of Empire for more than the prior five years. Mr. Wrubel has been a director of the Company since September 2000.

JACK BENDHEIM                                      Director since September 1999
Age 55

    Mr. Bendheim has been a director of the Company since September 1999. He has also been the President, Chief Executive Officer, Chairman of the Board and a director of Philipp Brothers Chemicals, Inc. for more than the prior five years. Mr. Bendheim is also a director of The Berkshire Bank, CDG Technologies, and Penick Corporation.

BARRY L. EISENBERG                                 Director since September 1990
Age 55

    Mr. Eisenberg has been a director of the Company since 1990 and was Secretary and Treasurer of the Company from 1993 until September 1999. Since 1995, Mr. Eisenberg has been an active investor and director of private companies in Israel. Prior thereto, Mr. Eisenberg was, for a period of more than five years, a partner in the Roseland, New Jersey law firm of Lasser, Hochman, Marcus, Guryan & Kuskin.

PETER G. HOWARD                                    Director since September 1999
Age 66

    Mr. Howard has been a director of the Company since September 1999. He has also been the Managing Director of Empire-Pacific since 1996. From 1961 to 1995, Mr. Howard held various positions within the aluminum industry, the most recent of which was Divisional General Manager of Comalco Rolled Products, a unit of Comalco Aluminum Ltd., an aluminum producer.

NATHAN MAZUREK                                     Director since September 1999
Age 39

    Mr. Mazurek has been the President of Provident Industries, a diversified manufacturer of electrical systems and components for more than the prior five years. Mr. Mazurek has been a director of the Company since September 1999.

MORRIS J. SMITH                                      Director since January 1994
Age 44

    Mr. Smith has been a director of the Company since January 1994. Since 1993, Mr. Smith has been a private investor and investment consultant. Prior thereto, Mr. Smith was employed for a period of more than five years by Fidelity Investments as a portfolio manager.

FAMILY RELATIONSHIPS

    Nathan Kahn and Sandra Kahn are husband and wife. Barry L. Eisenberg and Jack Bendheim are brothers-in-law.

                               EXECUTIVE OFFICERS

    Our executive officers and their ages as of May 9, 2002 are as follows:

Nathan Kahn..................   47       Chief Executive Officer, President and Director
Sandra Kahn..................   44       Vice President, CFO and Director
Harvey Wrubel................   48       Vice President of Sales and Director

    'Biographical information with respect to Ms. Kahn and Messrs. Kahn and Wrubel is set forth above in 'Nominees for the Board of Directors.'

                       STATEMENT OF CORPORATE GOVERNANCE

    Our business is managed under the direction of the board of directors. The directors delegate the conduct of business to our senior management team.

    Our directors meet three or four times a year in regularly scheduled meeting as is deemed necessary. The directors held three meetings during 2001. The Chairman of our board of directors in consultation with the CEO usually determines the agenda for the meetings. Each of our directors receives the agenda and supporting information in advance of the meetings. Any of our directors may raise other matters at the meetings. The CEO, CFO and other members of senior management make presentations to our directors at the meetings and a substantial portion of the meeting time is devoted to directors' discussion of these presentations. Significant matters that require directors' approval are voted on at the meetings.

    Our directors have complete access to senior management. They may also seek independent, outside advice.

    Committee Structure. The board of directors considers all major decisions. The board of directors has established three standing committees so that certain areas can be addressed in more depth than may be possible at a full meeting of the board of directors. Each committee is chaired by an independent, outside director.

    Audit Committee. This committee assures the credibility of our financial reporting by providing oversight of our financial reporting process and our internal controls. The audit committee has adopted a charter pursuant to which it conducts its activities. The audit committee reports on its activities to the board of directors. During 2001 the audit committee held three meetings and took further action by written consent. The audit committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek.

    Compensation Committee. This committee advises and guides the board of directors in determining the compensation of executive officers and senior management, and reviews our general employee compensation and benefits policies and practices. During 2001, the compensation committee held one meeting. The compensation committee is comprised of William Spier, Nathan Kahn and Jack Bendheim.

    Stock Options Committee. This committee consults with management regarding the administration of our stock option plan and approves grants of options to directors, executive officers and other employees. The committee did not meet in 2001. The stock options committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek.

    We do not have a standing nominating committee.

Audit Committee Report

    The following report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act of 1933, as amended (the 'Securities Act'), or the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and is not to be deemed incorporated by reference in any documents filed under the Securities Act or Exchange Act, without the express consent of the persons named below.

    The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports and financial reporting processes and systems of internal controls. The full responsibilities of the Committee are set forth in its written charter, as adopted by the Board of Directors. Each of the members of the Company's Audit Committee is independent, as such term is defined under the listing standards of the American Stock Exchange. In fulfilling its oversight responsibilities, the Audit Committee:

     reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001, with management and Richard A. Eisner & Company, LLP, the Company's independent auditors;

     discussed with Richard A. Eisner & Company, LLP the matters required to be discussed by the Auditing Standards Board of The American Institute of Certified Public Accountants' Statement on Auditing Standards No. 61, 'Communication with Audit Committees,' as amended; and

     received and discussed with Richard A. Eisner & Company, LLP the written disclosures and the letter from Richard A. Eisner & Company, LLP required by Independence Standards Board Statement No. 1, 'Independence Discussions with Audit Committees,' as amended, and have discussed with Richard A. Eisner & Company, LLP their independence.

    Although the members of the Audit Committee are financially literate and at least one of the members of the Audit Committee has accounting or related financial management expertise, the members of the Audit Committee are not engaged in the accounting or auditing profession. Accordingly, in the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of Empire and by the independent auditors. As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that Empire's financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that Empires auditors meet the applicable standards for auditor independence.

    Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC. The Audit Committee also recommended the appointment of Richard A. Eisner & Company, LLP as the Company's independent auditors for fiscal 2002.

    The Company's Audit Committee has considered the compatibility of the non-audit services furnished by Richard A. Eisner & Company, LLP with the firm's need to be independent.

                                          AUDIT COMMITTEE:
                                          Jack Bendheim
                                          Nathan Mazurek
                                          William Spier

                            DIRECTORS' COMPENSATION

    The non-executive Chairman of the Board is paid $25,000 per annum as consideration for his services. Each other director is paid $500 for attendance (in person or by telephone) at meetings of the board of directors, and all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. In addition, pursuant to the Company's 1996 stock option plan, the Company granted the following options to its directors.

                                                              NUMBER OF
                                                                SHARES     EXERCISE
                                                              UNDERLYING   PRICE PER
                            NAME                                OPTION       SHARE
                            ----                                ------       -----
Jack Bendheim...............................................    2,000        $0.98
Barry Eisenberg.............................................    2,000        $0.98
Peter Howard................................................    2,000        $0.98
Nathan Kahn.................................................    2,000        $0.98
Sandra Kahn.................................................    2,000        $0.98
Nathan Mazurek..............................................    2,000        $0.98
Morris Smith................................................    2,000        $0.98
William Spier...............................................    2,000        $0.98
Harvey Wrubel...............................................    2,000        $0.98

                             EXECUTIVE COMPENSATION

    The following table sets forth for the periods indicated information concerning the compensation earned by the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                                           -------------------------
                                                                           SECURITIES
                                                                           UNDERLYING    ALL OTHER
                                                                            OPTIONS     COMPENSATION
        NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)      (#)           ($)
        ---------------------------          ----   ---------   --------      ---           ---
William Spier .............................  2001      --                     2,000       $ 25,000(2)
  Non-Executive Chairman of the Board(1)     2000      --                     2,000       $ 25,000(2)
                                             1999      --                     2,000       $ 11,333(3)

Nathan Kahn ...............................  2001   $350,000    $ 75,000      2,000       $  2,000(4)
  Chief Executive Officer and President      2000   $300,000    $ 50,000      2,000       $  2,000(4)
                                             1999   $176,875                  2,000       $  1,000(4)

Sandra Kahn ...............................  2001   $150,000    $ 25,000      2,000       $  2,000(4)
  Vice President, Chief Financial Officer,   2000   $100,000       --         2,000       $  2,000(4)
  Treasurer and Secretary                    1999   $ 82,000       --         2,000       $  1,000(4)

Harvey Wrubel .............................  2001   $214,316    $300,000      2,000       $117,218(5)
  Vice President of Sales                    2000   $207,872    $277,000      2,000       $139,142(6)
                                             1999   $203,000    $300,000    200,000         --

---------

(1) Served as Acting Chief Executive Officer of the Company prior to the merger.

(2) Mr. Spier is entitled to $25,000 per annum as consideration for his services as non-executive Chairman of the board of directors.

(3) Of this amount, $3,000 represents director fees for attending board meetings and $8,333 represents amounts paid to Mr. Spier in 1999 for serving as non-executive Chairman of the board of directors.

(4) Represents directors' fees.

(5) Of this amount, $2,000 represents director fees and $115,218 represents non-cash taxable compensation charged to Mr. Wrubel upon the vesting of non-contingent restricted shares, as discussed in 'Compensation Arrangements'.

(6) Of this amount, $1,000 represents director fees and $138,142 represents non-cash taxable compensation charged to Mr. Wrubel upon the vesting of non-contingent restricted shares, as discussed in 'Compensation Arrangements'.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the officers and employees named in the Summary Compensation Table during 2001. No stock appreciation rights were granted to these individuals during such year.

                                           PERCENT OF
                              NUMBER OF      TOTAL
                              SECURITIES    OPTIONS
                              UNDERLYING   GRANTED TO   EXERCISE
                               OPTIONS     EMPLOYEES     PRICE
                               GRANTED     IN FISCAL     ($/SH)    EXPIRATION
            NAME                (#)(1)        YEAR        (2)         DATE
            ----                ------        ----        ---         ----
William Spier...............    2,000        11.1%       $0.98      10/05/11
Nathan Kahn.................    2,000        11.1%       $0.98      10/05/11
Sandra Kahn.................    2,000        11.1%       $0.98      10/05/11
Harvey Wrubel...............    2,000        11.1%       $0.98      10/05/11

                                            POTENTIAL REALIZABLE VALUE
                                                 AT ASSUMED ANNUAL
                                                  RATES OF STOCK
                                              PRICE APPRECIATION FOR
                                                    OPTION TERM
                              -------------------------------------------------------
                                          5%                          10%
            NAME                         ($)                          ($)
            ----                         ---                          ---
William Spier...............            1,220                        3,120
Nathan Kahn.................            1,220                        3,120
Sandra Kahn.................            1,220                        3,120
Harvey Wrubel...............            1,220                        3,120

                                                        (footnotes on next page)

(footnotes from previous page)

(1) All options granted to the named officers and employees are non-statutory under federal tax laws and were granted on October 5, 2001. Pursuant to the option agreement underlying these options, the options became exercisable immediately upon grant.

(2) The exercise price may be paid in cash or, under certain circumstances, in shares of the Company's common stock.

YEAR-END OPTION VALUES

    The following table provides certain information concerning the options held by the officers and employees named in the Summary Compensation Table as of December 31, 2001.

                        OPTIONS AS OF DECEMBER 31, 2001

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT YEAR END               AT YEAR END
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
William Spier.................................    151,000
Nathan Kahn...................................      6,000
Sandra Kahn...................................      6,000
Harvey Wrubel.................................    204,000

---------

* The closing price of the Company's common stock on December 28, 2001, the last day of trading in 2001, was $0.90.

EMPLOYMENT AGREEMENTS

    THE KAHNS. Concurrently with the merger on September 17, 1999, the Company entered into employment agreements with each of Nathan Kahn and Sandra Kahn. Certain information regarding these agreements is set forth below.

    Term. The scheduled term of each agreement is three years. Each agreement provides that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 180 days prior to the end of the original term or the then additional term, as the case may be. Each agreement provides that we may terminate the agreement upon the Disability of the executive or for Cause (as such terms are defined the agreement).

    Base Salary. Pursuant to his employment agreement, Nathan Kahn was paid at a rate of $250,000 per annum and Sandra Kahn was paid at a rate of $100,000 per annum. These amounts may be increased, but not decreased, by the board of directors. The base salary provided for by each agreement is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

    Bonus. The agreement with Nathan Kahn provides for an annual bonus equal to 5% of the amount by which our earnings before taxes for such year exceed $4,000,000. The agreement with Sandra Kahn provides for an annual bonus equal to 2% of the amount by which our earnings before taxes for such year exceed $4,000,000. For the purpose of calculating the annual bonus amounts, earnings before taxes shall be calculated excluding (1) charges to earnings for extraordinary items and (2) the annual bonus amounts payable to Nathan Kahn and Sandra Kahn.

    Non-Compete. Each agreement provides that during the specified period (as defined below) the employee will not, among other things, directly or indirectly, be engaged as a principal in any other business activity or conduct which competes with the business of the Company or be an employee, consultant, director, principal, stockholder, advisor of, or otherwise be affiliated with, any such business, activity or conduct. The 'specified period' means the employee's period of employment and the four year period thereafter, provided that if the employee's employment is terminated for Disability or without Cause (or the employee voluntarily terminates his employment following a breach by us), the specified period will terminate two years after the employee's employment terminates.

    MR. WRUBEL. Concurrently with the merger, we entered into an employment agreement with Harvey Wrubel. Certain information regarding this agreement is set forth below.

    Term. The scheduled term of the agreement is until December 31, 2002. The agreement provides that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 90 days prior to the end of the original term or the then additional term, as the case may be. The agreement provides that we may terminate the agreement any time with or without cause (as such term is defined in the agreement). However, if we terminate the agreement without cause, Mr. Wrubel is entitled to continue receiving his base salary until the scheduled end of the term.

    Base Salary. The agreement provides for an initial base salary to be paid at a rate of $203,000 per annum. This amount may be increased, but not decreased, by the board of directors. The base salary is subject to possible upward annual adjustments based upon changes in a designated cost of living index. Mr. Wrubel's current base salary is $214,316.

    Performance-Based Compensation. In addition to base salary, the agreement provides that we will pay Mr. Wrubel performance-based compensation in accordance with a formula provided for in the agreement.

    Non-Compete. The agreement provides that, during the employment term and for 12 months thereafter, the employee will not, among other things, be engaged in, or be, an employee, director, partner, principal, stockholder or advisor of any business, activity or conduct which competes with our business. During any period following termination of the employee's employment the foregoing will only apply to competition with regard to aluminum and such other commodities as were being sold by us within six months prior to such termination.

    Restricted Stock Arrangements. The Company, Nathan Kahn and Sandra Kahn entered into a restricted stock agreement dated September 14, 1999 with Mr. Wrubel. Pursuant to this agreement, the Kahns transferred to Mr. Wrubel 469,238 restricted shares of our common stock effective as of the date of the merger. The restricted shares are subject to the vesting requirements described below. If we terminate Mr. Wrubel's employment for cause (as defined in his employment agreement) or if Mr. Wrubel terminates employment with us for any reason, Mr. Wrubel will forfeit to the Kahns any restricted shares that have not then vested.

    The vesting of 358,327 of the restricted shares is determined in accordance with the following vesting schedule: (i) 33.33% of such shares vested on the first anniversary of the grant date, (ii) 33.33% will vest on the second anniversary of the grant date (provided Mr. Wrubel has been continuously employed by us until such date) and (iii) 33.34% will vest on the third anniversary of the grant date (provided Mr. Wrubel has been continuously employed by us until such date). A total of 238,861 shares of common stock have vested to date.

    The vesting of the remaining 110,911 of the restricted shares was contingent on us achieving a minimum cumulative after-tax net income (subject to certain adjustments) of $4.4 million during the two-year period commencing April 1, 1999 and ending March 31, 2001. No shares vested in accordance with these provisions.

COMPENSATION COMMITTEE REPORT

    The following report is not deemed to be part of a document filed with the SEC pursuant to Securities Act or the Exchange Act, and is not to be deemed incorporated by reference in any documents filed under the Securities Act or Exchange Act, without the express consent of the persons named below.

    General. The Compensation Committee (the 'Committee') reviews and approves compensation levels for the Company's executive officers. In evaluating the performance of members of senior management, the Committee has access to, and in its discretion may meet with, any officer or other employee of Empire or its subsidiaries. The Committee held one meeting during the fiscal year ended December 31, 2001.

    Compensation Philosophy. Empire must offer competitive salaries and other benefits to be able to attract, retain and motivate highly-qualified and experienced executives; cash compensation for executives in excess of base salaries should be tied to Empire's performance, individual performance or both; and the financial interests of Empire's executives should be aligned with the financial interests of the stockholders, primarily through equity incentive plans. Empire benchmarks its total compensation levels by comparing itself to other comparable companies, in order to make Empire's compensation opportunities competitive with what other leading organizations are providing.

    Base Salary. The Committee establishes the base salaries of executive officers at levels it determines are appropriate in light of the duties and scope of responsibilities of each officer's position. The Committee reviews executive officer salaries regularly, usually at least once every 12 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors. The Committee measures individual contributions and performance against total annual compensation, including incentive awards, rather than against base salary alone. Based on this review, Mr. Kahn's salary was increased to $385,000 and Ms. Kahn's salary was increased to $175,000.

    Equity-Based Incentive Compensation. The 1996 Stock Option Plan (the '1996 Plan') authorizes the Committee to make grants and awards of stock options, [stock appreciation rights], restricted stock and [other stock-based awards]. Stock options are granted under the 1996 Plan with an exercise price equal to the market price of Empire's common stock on the date of grant and generally vest [semi-annually over three years]. This approach is designed to motivate management to increase stockholder value over the long-term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Committee considers competitive practices, the duties and scope of responsibilities of each executive's position and the amount and terms of options already held by management. Based on this review, there were no stock options granted to senior executives, other than the 2,000 options granted to each member of our board of directors.

    Compensation of the Chief Executive Officer. The CEO, Nathan Kahn, is compensated based on an employment agreement entered into in September 1999, which established the terms and conditions of his employment with Empire, including a minimum base salary, minimum levels of participation in incentive plans, the minimum benefits to which he was entitled under the compensation plans available to Empire's executive officers and payments or benefits to which he would be entitled upon termination of his employment. See 'Employment Agreements' below. The Committee typically reviews the base salary of the Chief Executive Officer at least every 12 months pursuant to the same policies the Committee uses to evaluate the base salaries of the other executive officers. Mr. Kahn's compensation was reviewed by the Committee during the year 2001 and was increased by $35,000 to $385,000, based upon an assessment of the competitiveness of his total compensation package and the existing economic environment. The CEO's compensation reflects a higher degree of policy and decision-making authority and a higher level of responsibility with respect to strategic direction of the Company and its financial and operating results. It also reflects the CEO's long term commitment and contributions to the success of the Company.

                                          COMPENSATION COMMITTEE:
                                          Mr. Jack Bendheim
                                          Mr. William Spier
                                          Mr. Nathan Kahn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 2001, the Compensation Committee consisted of William Spier, Nathan Kahn and Jack Bendheim. In addition to being a member of the Compensation Committee, Mr. Kahn is also our Chief Executive Officer and President. None of the other members of the Compensation Committee serve, or previously served as officers or employees of the Company. Mr. Kahn recused himself from discussions on his own compensation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth as of May 9, 2002 certain information with respect to beneficial ownership (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of our common stock by (i) each person that is a director,
(ii) each person named in the Summary Compensation Table, below, (iii) all such persons as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

                                                                               PERCENT OF
                                                        NUMBER OF SHARES      COMMON STOCK
                NAME AND ADDRESS(**)                  BENEFICIALLY OWNED(1)      OWNED
                --------------------                  ---------------------      -----
DIRECTORS AND OFFICERS:
William Spier.......................................          255,669(2)           2.4%
Nathan Kahn and Sandra Kahn.........................        5,213,923(3)          49.3%
Harvey Wrubel.......................................          582,327(4)           5.5%
Jack Bendheim.......................................           26,000(5)             *
Barry L. Eisenberg..................................          369,706(6)           3.5%
Peter G. Howard.....................................            6,000(7)             *
Nathan Mazurek......................................            6,000(8)             *
Morris J. Smith.....................................           79,467(9)             *
All officers and directors as a group (9 persons)...        6,539,092(10)         58.9%

---------

*   Less than 1%

** Unless otherwise indicated, the address of each person listed above is c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, NJ 07024.

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have 'beneficial ownership' of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    The information in this table was prepared by the Company in reliance on filings made with the Securities and Exchange Commission on Schedule 13D and Forms 4 or 5.

(2) Consists of (i) 104,669 currently outstanding shares held by Mr. Spier and
    (ii) 151,000 shares underlying currently exercisable options held by Mr. Spier.

(3) Consists (i) of 5,201,923 currently outstanding and (ii) 12,000 shares underlying currently exercisable options held by Nathan and Sandra Kahn.

(4) Consists of (i) 358,327 shares transferred from Nathan and Sandra Kahn to Mr. Wrubel, (ii) 20,000 currently outstanding shares held by Mr. Wrubel, and (iii) 204,000 shares underlying currently exercisable options held by Mr. Wrubel.

(5) Consists of (i) 20,000 outstanding shares held by the Bendheim Foundation, an affiliate of Mr. Bendheim, and (ii) 6,000 shares underlying currently exercisable options held by Mr. Bendheim.

(6) Consists of (i) 700 currently outstanding shares held by Mr. Eisenberg,
    (ii) 82,667 shares underlying currently exercisable options held by Mr. Eisenberg, (iii) 500 shares owned by Mr. Eisenberg's wife and (iv) 284,839 currently outstanding shares held by 241 Associates LLC, a limited liability company. Noam Eisenberg is the sole manager of 241 Associates LLC and as such has voting and investment power with respect to the shares held by 241 Associates LLC. Noam Eisenberg is the son of Barry L. Eisenberg. A majority of the ownership interest of 241 Associates LLC is owned by

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     Mr. Eisenberg and his wife and, as a result of such ownership interests, Mr. Eisenberg may influence the voting and disposition of the shares of common stock held by 241 Associates LLC. Mr. Eisenberg disclaims beneficial ownership of such shares and of the shares owned by his wife.

 (7) Consists of 6,000 shares underlying currently exercisable options held by Mr. Howard.

 (8) Consists of 6,000 shares underlying currently exercisable options held by Mr. Mazurek.

 (9) Consists of (i) 15,800 currently outstanding shares held by Mr. Smith and
     (ii) 63,667 shares underlying currently exercisable options held by Mr. Smith. The Brook Road Nominee Trust, nominee for the Morris Smith Family Trust, is the owner of 163,653 outstanding shares of Common Stock. Esther Smith, the mother of Morris J. Smith, is the sole trustee of the Morris Smith Family Trust and as such has voting and investment power with respect to such shares. The Morris Smith Family Trust is a discretionary trust, the potential beneficiaries of which are Mr. Smith and members of his family. Mr. Smith disclaims any beneficial ownership of any and all shares owned by the Brook Road Nominee Trust.

(10) Consists of 6,006,758 currently outstanding shares and 531,334 shares underlying currently exercisable options and warrants. Does not include 163,653 shares that Mr. Smith disclaims beneficial ownership of as described in footnote 9 above.

                            STOCK PERFORMANCE GRAPH

    The stock price performance graph depicted below is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without the express consent of the Company.

    The following graph compares the yearly percentage change in the cumulative total shareholder return (i.e. stock price growth plus dividends) on our common stock, based on the market price of our common stock, with the total return of U.S. companies listed on the AMEX Stock Market and the AMEX companies included within our industry grouping (SIC 5050 -- 5059 U.S. Companies, Metals and Minerals, Except Petroleum). This graph was prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business. The calculation of total cumulative return assumes a $100 investment in our common stock, the U.S. companies listed AMEX Stock Market and in the AMEX companies included within our industry grouping (SIC 5050 -- 5059 U.S. Companies, Metals and Minerals, Except Petroleum) on December 31, 1996, and that all dividends were reinvested.

                                   [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------
                                          LEGEND

CRSP Total Returns Index for:              12/1996   12/1997   12/1998   12/1999   12/2000   12/2001
-----------------------------              -------   -------   -------   -------   -------   -------
EMPIRE RESOURCES, INC.                      100.0      60.0      62.5      65.0      35.0       36.0
AMEX Stock Market (US Companies)            100.0     125.3     134.5     176.8     165.7      150.9
AMEX Stocks (SIC 5050-5059 US Companies)    100.0     121.6      85.3      70.0      51.6       45.1
Metals and Minerals, Except Petroleum

Notes:
    A. The lines represent monthly index levels derived from compounded daily returns that, include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the trading day is used.
    D. The index level for all series was set to $100.0 on 12/31//1996.
----------------------------------------------------------------------------------------------------

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

    Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2001 through December 31, 2001 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis.

                                 OTHER MATTERS

    The board of directors does not know of any matters other than those described above to be presented to the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in voting thereon.

                                 ANNUAL REPORT

    An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all shareholders of record with this proxy statement. ADDITIONAL COPIES OF OUR ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST TO SANDRA KAHN, SECRETARY, EMPIRE RESOURCES, INC., ONE PARKER PLAZA, FORT LEE, NJ, 07024.

                                          By Order of the Board of Directors,

                                          SANDRA KAHN
                                          Vice President, Chief Financial
                                          Officer,
                                          Treasurer and Secretary

Fort Lee, New Jersey
May 15, 2002

                                                                      Appendix 1


                             EMPIRE RESOURCES, INC.
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints William Spier and Nathan Kahn or any of them with full power of substitution, proxies to represent the undersigned stockholder and to vote at the annual meeting of Stockholders of Empire Resources, Inc. (the "Company") to be held on June 18, 2002 at 11:00 a.m. E.D.T., and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company that the undersigned would be entitled to vote as directed below, and in their discretion upon such other matters as may come before the meeting.


             (Continued, and to be dated and signed on reverse side)

                 Please detach and mail in the envelope provided

                   Please date, sign and mail your proxy card
                            back as soon as possible!

                         Annual Meeting of Stockholders
                             EMPIRE RESOURCES, INC.

                                  June 18, 2002

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

[X] Please mark your votes
    as in this example.

1. Election of Directors      For     Withheld     Nominees:

                              [ ]      [ ]         William Spier
                                                   Nathan Kahn
                                                   Sandra Kahn
                                                   Harvey Wrubel
                                                   Jack Bendheim
                                                   Barry L. Eisenberg
                                                   Peter G. Howard
                                                   Nathan Mazurek
                                                   Morris J. Smith

(Instruction: To withhold authority to vote for individual nominees, write the nominees' names on the line provided below.)

----------------------------------------------

2. Ratification of appointment of Richard A. Eisner &     For  Against Abstain
   Company, LLP, independent auditors                     [ ]    [ ]     [ ]

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business as may properly be brought before the meeting or any adjournment thereof.

SIGNATURE(S)                              DATE

--------------------------------       --------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.